EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 18, 2009, in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-11 No. 333-158111) and related Prospectus of Grubb & Ellis Healthcare REIT II, Inc. for the registration of up to 330,000,000 shares of its common stock.
/s/  Ernst & Young LLP
Irvine, California
May 6, 2009